UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187714

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191938

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227564

UNDER

THE SECURITIES ACT OF 1933

HOWARD BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Maryland	20-3735949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3301 Boston Street

Baltimore, MD 21224

(410) 750-0020

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Howard Bancorp, Inc. 2004 Stock Incentive Plan

Howard Bancorp, Inc. 2004 Incentive Stock Option Plan

Employment Agreement between Howard Bank and Mary Ann Scully dated as of August 9, 2004

Employment Agreement between Howard Bank and Paul G. Brown dated as of August 9, 2004

Employment Agreement between Howard Bank and George C. Coffman dated as of August 9, 2004

Employment Agreement between Howard Bank and Charles E. Schwabe dated as of August 9, 2004

Howard Bancorp, Inc. 2013 Equity Incentive Plan

Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan

(Full Title of Plan)

Vincent J. Delie, Jr.

Chairman, President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gary R. Walker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA, 15222

Telephone: (412) 288-3131

Fax: (412) 288-3063

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Howard Bancorp, Inc. (the “Registrant”) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.

Registration Statement No. 333-187714, filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2013, registering the offer and sale of an aggregate of 631,770 shares the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), issuable pursuant to the following plans:

Howard Bancorp, Inc. 2004 Stock Incentive Plan

Howard Bancorp, Inc. 2004 Incentive Stock Option Plan

Employment Agreement between Howard Bank and Mary Ann Scully dated as of August 9, 2004

Employment Agreement between Howard Bank and Paul G. Brown dated as of August 9, 2004

Employment Agreement between Howard Bank and George C. Coffman dated as of August 9, 2004

Employment Agreement between Howard Bank and Charles E. Schwabe dated as of August 9, 2004

2.

Registration Statement No. 333-191938, filed with the SEC on October 28, 2013, registering the offer and sale of 500,000 shares of the Registrant’s Common Stock, issuable pursuant to the Howard Bancorp, Inc. 2013 Equity Incentive Plan

3.

Registration Statement No. 333-227564 filed with the SEC on September 27, 2018, registering the offer and sale of 250,000 shares of the Registrant’s Common Stock, issuable pursuant to the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan

Pursuant to the Agreement and Plan of Merger between F.N.B. Corporation (“F.N.B.”) and the Registrant, dated as of July 12, 2021 (the “Merger Agreement”), the Registrant merged with and into F.N.B., effective as of January 22, 2022, with F.N.B. being the surviving corporation (the “Merger”). As a result of completion of the Merger, each outstanding share of the Registrant’s Common Stock was converted into the right to receive 1.8 common shares of F.N.B., par value $0.01 per share (except certain shares of the Registrant’s Common Stock held by F.N.B., the Registrant and their respective subsidiaries, which were cancelled without receipt of the merger consideration), with cash paid in lieu of any fractional shares of F.N.B. common stock.

Due to completion of the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to any registration statement. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 24, 2022.

F.N.B. CORPORATION (as successor by merger to Howard Bancorp, Inc.)

By:	/s/ Vincent J. Delie, Jr.
	Name:	Vincent J. Delie, Jr.
	Title:	Chairman, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.